                                                                    EXHIBIT 21

Subsidiaries of the Company -

The following companies are subsidiaries of Zale Corporation:

        Zale Delaware, Inc.
        Diamond Funding Corp. (iv)
        Zale Acquisition Corporation (iv)
        Jewel Recovery, Inc.
        JHC Holding Corporation (i)(iv)
        Zale Holding Corporation (ii)(iv)
        ZHCL Corporation (iii)(iv)
        Jewel Recovery, L.P.

The following companies are subsidiaries of Zale Delaware, Inc.:

        Zale Puerto Rico, Inc.
        Dobbins Jewelers, Inc.
        Jewelers Financial Services, Inc.
        Zale Life Insurance Company
        Zale Indemnity Company
        Diamond Guaranty Insurance Company (iv)
        Jewel Re-Insurance Ltd.
        Zale Employees Child Care Association, Inc.
        Jewelers Credit Corporation (iv)

(i) Jewelers Holding Corporation, former parent company of Zale Holding Corporation, merged into JHC Holding Corporation, which was formed on July 30, 1993 (the "Effective Date") for purposes of the merger.

(ii) Former parent company of Zale Corporation and currently a subsidiary of JHC Holding Corporation.

(iii) Former sister company of Zale Corporation and currently a subsidiary of JHC Holding Corporation.

Through reorganization, all of these companies became subsidiaries of Zale Corporation on the Effective Date.

(iv)    Currently an inactive corporation.